Exhibit 99.B(g)

CUSTODY AGREEMENT

This AGREEMENT made as of the 19th day of July, 2007 by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (“Custodian”) and SEI ALPHA STRATEGY PORTFOLIOS, LP (“Customer”) a limited partnership organized under the laws of the State of Delaware, on behalf of its separate series named in Exhibit A hereto (each a “Fund” and collectively the “Funds”).

WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several portfolios of shares, each having its own investment policies; and

WHEREAS, the Custodian is a bank having the qualifications prescribed in Section 26(a)(1) of the 1940 Act; and

WHEREAS, the Customer desires to retain the Custodian to act as custodian of the cash and securities of each series of the Customer listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Appointment and Acceptance.  Customer hereby appoints Custodian as its agent to provide custody and other services in connection with securities, cash and other property delivered from time to time to Custodian hereunder by, or at the direction of, Customer, and income, distributions and payments received by Custodian with respect thereto (collectively the “Assets”); and Custodian hereby agrees to act in such capacity, and perform such services, and hold the Assets in a custody account established in the name of Customer (the “Account”), upon the terms and conditions set forth below.  For purposes of this Agreement, all references contained herein to actions, directions and responsibilities (other than the obligations set forth in Sections 12 and 14 below) of Customer shall include, apply to and be binding upon the Customer’s agents, including any investment manager or advisor, appointed and authorized by Customer to direct Custodian or otherwise take actions on behalf of Customer in connection with Custodian’s services and responsibilities hereunder.  Customer shall provide written notice to Custodian of the identity of all such appointed agents and the scope of their authority to act hereunder.  Customer shall be responsible for providing to each such agent a copy of this Agreement and all written policies and procedures of Custodian governing its performance of services hereunder that Customer shall receive from time to time.  In the event that Customer requires Custodian to establish one or more sub-

accounts within the Account under this Agreement (“sub-Accounts”), Customer shall identify such sub-Accounts on a separate Exhibit A attached hereto, and which may be amended from time to time.  In such event, Customer shall deposit or direct the transfer of Assets to or among the separate sub-Accounts.  Further, for such situations, the term “Account” as used in this Agreement shall refer to one or all of the sub-Accounts established by Customer, as the context of this Agreement shall require.

2.  Asset Delivery, Transfer, Custody and Safekeeping.

2.1.   Customer will from time to time deliver (or cause to be delivered) Assets to Custodian, which Custodian shall receive and accept for the Account upon appropriate directions from the Customer.  All transactions involving Assets shall be recorded in the Account.

2.2.   Upon receipt of appropriate directions, Custodian will release and return Assets to Customer, Customer’s Depository (as that term is defined in Section 3.3 below) account or accounts, or otherwise deliver Assets to such location or third party as such directions may indicate, provided that, in connection therewith it is the sole responsibility of Customer to provide any transfer documentation as may be required by the Depository or third party recipient.   Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any Assets, except pursuant to appropriate directions.

2.3.   Custodian shall furnish Customer, as part of the services for which Custodian charges its basic fee hereunder, with periodic Account statements (not less frequently than monthly) reflecting all Asset transactions in the Account during the reporting period and ending Asset holdings.

2.4.   Custodian shall forward to Customer, or Customer’s designated agent identified in Section 17.10, below (or as identified in a separate written designation made from time to time by Customer that is received by Custodian), all information it receives with respect to any of the Assets concerning redemption rights that are exercisable at Customer’s option, tender or exchange offers, class action lawsuits and other special matters or shareholder rights.   Custodian shall follow Customer’s or Customer’s designated agent’s, as applicable, written directions with respect thereto consistent with Custodian’s governing policies and procedures and in the absence of such directions Custodian shall take no action.   Custodian shall forward to Customer or Customer’s designated agent, as applicable, all proxy material it receives with respect to securities included among the Assets.  The registered holder of the securities shall execute proxies so forwarded, if registered in the name of the Custodian or its nominee, but without indicating the manner in which such proxies are to be voted.  Exception:  Customer expressly acknowledges that Custodian will not forward so-called “mini-tenders” to Customer or its designated agent, as applicable.  Mini-tenders are tender offers for a small amount of the outstanding securities made on “target” company, generally with an offer price at or below market value.  For equity issues, unless a tender offer is made for 5% or greater of the outstanding issue, and therefore subject to Securities and Exchange Commission (“SEC”) review, the tender offer will not be forwarded by Custodian.  For debt issues, the actual terms of the offer will serve as the notification parameters.  Therefore, no tender offer will be forwarded by Custodian for a debt issue if:  (a) it is not registered with the SEC, (b) it has a “first received, first buy” basis with no withdrawal privilege and includes a guarantee of delivery clause, or (c) the offer includes the statement that “the purchase price includes all accrued interest on the note and has been determined in the sole discretion of the buyer and may be more than or less than the fair market value of the notes” or similar language.

2.5.   Absent specific investment directions to the contrary from Customer, Custodian is hereby authorized and directed by Customer to hold all cash and all checks and drafts (when collected funds are received) in the SEI Daily Income Trust Prime Obligation Fund.  Customer acknowledges receipt of the current prospectus for the applicable, designated fund to be held in this Account.  Mutual funds, including the SEI Daily Income Trust Prime Obligation Fund, are not guaranteed by, or deposits of, any bank including U.S. Bank, nor are such funds insured by the FDIC or any other agency.  Investments in mutual funds involve risks, including the possible loss of principal.  This authorization and direction shall continue in effect with respect to the designated fund should the fund be merged with or into another money market fund.

2.6.   Customer hereby authorizes and approves Custodian’s performance of its services and duties hereunder consistent with the terms and conditions of the Custodian’s duly adopted written policies and procedures, as established and modified from time to time on written notice to the Customer, related to the subject matter hereof.

2.7.   If any of the Assets received and held by Custodian hereunder shall be “plan assets” with respect to any “employee benefit plan” (as those terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) the Custodian shall not be deemed to be, and shall not exercise any discretionary powers or control over such “plan” or “plan assets” so as to be, a fiduciary with respect to the plan.  Furthermore, Customer shall notify Custodian in writing whenever any Assets do constitute such “plan asset,” and thereafter, all subcontracts, agreements or other arrangements between Custodian and any subsidiary or affiliate thereof for services or products paid for from any assets of the said plan and utilized in the performance of Custodian’s duties hereunder shall be subject to the advance approval of Customer.

3.  Powers of Custodian.  In the performance of its duties hereunder, Custodian shall have the following powers:

3.1.   To register any of the Assets in the name of Customer or in the Custodian’s name or in the name of a nominee of Custodian or in the name of the Custodian’s agent bank or to hold any of the Assets in unregistered form or in such form as will pass title by delivery, provided that such Assets shall at all times be recorded in Customer’s Account hereunder as one of the Assets.  In consideration of Custodian’s registration of any securities or other property in the name of Custodian or its nominee or agent, Customer agrees to pay on demand to Custodian or to Custodian’s nominee or agent the amount of any loss or liability for Stockholders’ assessments, or otherwise, claimed or asserted against Custodian or Custodian’s nominee or agent by reason of such registration.

3.2.   To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any or all other instruments that may be necessary or appropriate to carry out the duties described and powers granted herein.

3.3.   To maintain qualifying Assets in any registered clearing agency or in a Federal Reserve Bank (collectively a “Depository”), as Custodian may select, and to permit such deposited Assets to be registered in the name of Custodian or Custodian’s agent or nominee on the records of such Federal Reserve Bank or such registered clearing agency or the nominee of either, and to employ and use securities depositories, clearing agencies, clearance systems, sub- Custodians or agents located outside the United States in connection with transactions involving foreign securities.

3.4.   To employ agents and to delegate duties to them as it sees fit and to employ or consult with experts, advisors and legal counsel (who may be employed also by Customer) and to rely on information and advice received from such agents, experts, advisors, and legal counsel selected with due care.

3.5.   To perform any and all other ministerial acts deemed by Custodian necessary or appropriate to the proper discharge of its duties hereunder.

3.6.   To hold uninvested reasonable amounts of cash whenever it is deemed advisable to do so to facilitate disbursements or for other operational reasons, and to deposit the same without interest for a limit of one day in the commercial or savings departments of the Custodian serving hereunder or of any other bank, trust company or other financial institution including those affiliated with the Custodian, notwithstanding the Custodian’s or other entity’s receipt of “float” from such uninvested cash; after the intra day limit the assets must be invested at interest in a money market fund.

4.  Purchases.  Upon availability of sufficient funds and receipt of appropriate directions from Customer, Custodian shall pay for and receive Assets purchased for the Account, payment for which is to be made in the amount specified in such instructions and only upon receipt by Custodian of the Assets in satisfactory form for transfer.

5.  Sales.   Upon receipt of appropriate directions from Customer, Custodian will deliver Assets held by it as Custodian hereunder and sold by or for Customer against payment to Custodian of the amount specified in such directions in accordance with the then current securities industry practices and in form satisfactory to Custodian.  Customer acknowledges that the current securities industry practice is delivery of physical securities against later payment on delivery date.   Custodian agrees to use its best efforts to obtain payment therefore during the same business day, but Customer confirms its sole assumption of all risks of payment for such deliveries.   Custodian may accept checks, whether certified or not, in payment for securities delivered on Customer’s direction, and Customer assumes sole responsibility for the risks of collectability of such checks.

6.  Settlements.

6.1.   Custodian shall provide Customer with settlement of all purchases and sales of Assets in accordance with Custodian’s then prevailing settlement policies, copies of which have been furnished to the Customer in writing, provided that (a) appropriate directions for purchases and sales are received by Custodian in accordance with Custodian’s then current published instruction deadline schedule, and (b) Custodian has all other information, funds and/or Assets necessary to complete the transaction.

6.2.   Custodian shall not be liable or responsible for or on account of any act or omission of any broker or other agent designated by Customer to purchase or sell securities for the Account of Customer.

7.  Corporate Actions.  In connection with any mandatory conversion of Asset securities pursuant to their terms, reorganization, recapitalization, redemption in kind, consolidation, or other exchange transaction that does not require or permit approval by the owner of the affected Assets, Custodian will tender or exchange securities held for other securities, for other securities and cash, or for cash alone.

8.  Collections.   Custodian shall collect all income, principal and other distributions due and payable on securities held either by Custodian or a Depository but apart from ordinary due care Custodian shall be under no obligation or duty to take action to effect collection of any amount if the Assets upon which such payment is due are in default, or if payment is refused after due demand and presentation.  Custodian shall have no responsibility to notify Customer in the event of such default or refusal to pay, but if Custodian receives notice of default or refusal to pay from an issuer or transfer agent, Custodian shall so advise Customer.  Collections of monies in foreign currency, to the extent possible, are to be converted into United States dollars at customary rates through customary banking channels, including Custodian’s own banking facilities, and in accordance with Custodian’s prevailing policies for foreign funds repatriation.  All risk and expense incident to such foreign collection and conversion is the responsibility of the Account and Custodian shall have no responsibility for fluctuations in exchange rates affecting such collections or conversion.

9.  No Discretionary Authority; Standard of Care.  Customer and Custodian acknowledge that, except to the extent set forth in any separate instrument signed by the parties with respect to this Agreement, Custodian’s duties hereunder do not include any discretionary authority, control or responsibility with respect to the management or disposition of any Asset; that Custodian has no authority or responsibility to render investment advice with respect to any Asset; and that Custodian is not a fiduciary with respect to Customer.  In addition, it is agreed that:

9.1.   Custodian shall have no duty to make any evaluation or to advise anyone of the suitability or propriety of action or proposed action of Customer in any particular transaction involving an Asset or the suitability or propriety of retaining any particular investment as an Asset.  Custodian shall have no duty or authority to review, question, approve or make inquiries as to any investment instructions given pursuant hereto.  Custodian shall be under no duty or obligation to review the securities or other property held in the Account with respect to prudence or diversification.

9.2.   Custodian shall not be liable for any loss or diminution of Assets by reason of investment experience or for its actions taken in reliance upon a direction or other instruction from Customer or Customer’s agent.

9.3.   Custodian shall have no duty or responsibility to monitor or otherwise investigate the actions or omissions of Customer.

9.4 ..   Custodian shall only be responsible for the performance of such duties as are expressly set forth herein or in directions or other instructions of Customer or Customer’s agent which are not contrary to the provisions of this Agreement.   Custodian shall exercise reasonable care in the performance of its services hereunder.  In no event shall Custodian be liable for indirect or consequential damages.

Custodian shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by directions or other instructions, actions or omissions of Customer or by circumstances beyond Custodian’s reasonable control, including, without limitation, loss or malfunctions of utility, transportation, computer (hardware and software) or communication service; nor shall any such failure or delay give Customer the right to terminate this Agreement, except as provided in section 15 of this Agreement.  Custodian shall, however, adopt and maintain appropriate data preservation, recovery and backup procedures consistent with prevailing industry standards.”

10.  Books, Records and Accounts.

10.1.   Custodian will make and maintain proper books of account and complete records of all Assets and transactions in the Account maintained by Custodian hereunder on behalf of Customer. Custodian will preserve for the periods prescribed by applicable federal statute or regulation all records required to be maintained.  The Custodian will furnish to Customer from time to time a copy of, and will comply with, Custodian’s document preservation, recovery and backup policies from time to time in effect.

10.2.   On at least four (4) business days’ notice, Custodian will make available to and permit inspection during Custodian’s regular business hours by Customer and its auditors of all books, records, and accounts retained by Custodian (or, to the extent practicable, its agents) in connection with its duties hereunder on behalf of Customer.

11.  Instructions and Directions.

11.1.   Custodian shall be deemed to have received appropriate “instructions” or “directions” upon receipt of written instructions or directions, or in the case of cash movement, written or oral instructions or directions, (a) signed or given by any person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Custodian which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of the Customer or (b) signed or given by any other person(s) duly authorized by Customer to give instructions or directions to Custodian hereunder or whom Custodian reasonably believes to be so authorized (such as an investment adviser or other agent designated by Customer, for example).  The Custodian shall adopt and adhere to, and make available to Customer, appropriate encryption or other security procedures, consistent with prevailing industry standards, to safeguard the privacy and integrity of instructions and directions flowing between the Customer and the Custodian.

11.2.   Appropriate instructions or directions shall include instructions or directions sent to Custodian or its agent by letter, memorandum, telegram, cable, telex, facsimile, video (CRT) terminal, internet e-mail or other “on-line” system, or similar means of communication, or in the case of cash movement, given orally over the telephone or in person, provided that compliance is had with the current security procedures in effect between the Customer and the Custodian.  Subject to the foregoing, the customer assumes full responsibility for the security of electronically transmitted communications, whether sent by Customer or Custodian.

11.3.   In the event that Custodian is directed to deliver Assets to any party other than Customer or Customer’s agent, appropriate directions shall include, and Customer shall supply, customary transfer documentation as required by such party, and, to the extent that such documentation has not been supplied, Custodian shall not be deemed to have received appropriate directions.

12.  Compensation; Security.

12.1.   Customer shall pay to Custodian fees for its services under this Agreement and shall reimburse Custodian for costs incurred by it hereunder as set forth in Custodian’s then current applicable fee schedule or such other fee arrangement as Custodian and Customer may otherwise agree in writing.

12.2.   If any advance of funds is made by Custodian on behalf of Customer to purchase, or to make payment on or against delivery of securities or there shall arise for whatever reason an overdraft in Customer’s account, or if Customer is for any other reason indebted to Custodian, including, but not limited to, any advance of immediately available funds to Customer with respect to payments to be received by Custodian in next-day funds (which Customer acknowledges Customer is liable to repay if Custodian does not receive final payment), Customer agrees to repay Custodian on demand the amount of the advance, overdraft or other indebtedness, reserve requirements and accrued interest at a rate per annum (based on a 365-day year for the actual number of days involved) equal to the Federal Funds effective rate in effect from time to time.

12.3.   In the event of an advance of funds by Custodian, or if any overdraft is created by Account transactions, Custodian may directly charge the Account and receive such payment therefrom.  In the event that a compensation payment due Custodian is past due by more than thirty (30) days, such amount may also be charged to the Account and Custodian may receive such payment therefrom.  To secure such payments obligations, Customer does hereby grant to Custodian a security interest in all Assets held in the Account from time to time.

13.  Customer Responsibility.   Customer shall be responsible for the review of all reports, accountings and other statements provided thereto by the Custodian, and shall within ninety (90) days following receipt thereof notify the Custodian of any mistakes, defects or irregularities contained or identified therein, after which time all such matters shall be presumed to be ratified, approved and correct and shall not provide any basis for claim or liability against the Custodian.

14.  Indemnification.  Customer hereby agrees to fully and promptly indemnify Custodian and its affiliates, officers, directors, employees and agents (each an “Indemnified Party”) and hold each Indemnified Party harmless from and against any cost, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorneys’ and accountants’ fees (collectively, a “Claim”)) arising out of (I) Customer’s actions or omissions or (ii) Custodian’s action taken or omitted hereunder in reliance upon Customer’s directions or instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered hereunder to Custodian, reasonably believed by Custodian to be genuine or bearing the signature of a person or persons authorized by Customer to sign, countersign or execute the same; provided, that Customer shall not indemnify an Indemnified Party for any Claim arising from the Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

15.  Termination.

15.1.   This Agreement will remain in effect until terminated by either party giving written notice thirty (30) days in advance of the termination date.

15.2.   Upon termination of this Agreement, Custodian shall follow such reasonable Customer instructions concerning the transfer of Assets’ custody and records; provided, that (a) Custodian shall have no liability for shipping and insurance costs associated therewith; (b) Custodian shall not be required to make any such delivery or payment until full payment shall have been made by Customer of all liabilities constituting a charge on or against Custodian and until full payment shall have been made to Custodian of all its compensation, costs, including reasonable termination costs, if any, and expenses hereunder; and (c)  Custodian shall have been reimbursed for any advances of monies or securities made hereunder to Customer.  If any Assets remain in the Account, Customer will designate a successor custodian to whom Custodian may deliver Assets.

15.3.   Upon termination of this Agreement, all obligations of the parties to each other hereunder shall cease to accrue, except that all indemnification provisions herein shall survive with respect to any Claims arising from events prior to such termination.

16.   Binding Obligations.  Customer and Custodian each hereby represent that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with the terms hereof; subject, as to enforcement of remedies, to applicable bankruptcy and insolvency laws, and to general principles of equity.

17.  General Provisions.

17.1.   Notice.  Except as provided in paragraph 11 above, any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered by certified mail, return receipt requested or by a reputable courier service, to the parties at the addresses set forth on the execution page hereof (or at such other address as a party may specify by notice to other).  Notice shall be effective upon receipt if by mail, or on the date of personal delivery (by private messenger, courier service or otherwise) or telex or facsimile, whichever occurs first, to the addressed indicated below.  The below addresses and individuals may be changed at any time by an instrument in writing executed by the party giving same and given to the other party, in accordance with the procedure set forth above.

17.2.   No Tax Responsibility.  Unless expressly indicated otherwise below in this section and notwithstanding any other terms or conditions contained herein, Custodian shall not be responsible for, and Customer does hereby waive all duties or functions of Custodian (imposed by law or otherwise) relating to, the withholding and government deposit of any and all taxes, or amounts with respect thereto, that may be incurred or payable in connection with the Account established hereunder, income or gain realized on Assets held therein or transactions undertaken with respect thereto.  Except as required by law in such manner that cannot be delegated to or assumed by Customer, or as may be indicated immediately following this sentence, Custodian shall have no responsibility to undertake any federal, state, or local tax reporting in connection with Assets, the Account or transactions therein.  (Check only one below.)

☐            Custodian shall have no duty to provide tax information.

☒                                  Custodian shall provide tax information as reasonably requested by Customer, including Form 1099.

17.3.   Complete Agreement; Modification.  This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreement(s) between them concerning the subject, and cannot be amended or modified in any manner except by a written agreement executed by both parties.  Notwithstanding the foregoing, if at any time Custodian is holding assets or property of Customer pursuant to any other custodial, pledge or other agency agreement with Customer (or which Customer has acknowledged in instructions to Custodian) and one or more third parties that involves Custodian’s duties or obligations to a third party (which may be affiliates to Custodian) with respect to Assets, the terms and requirements of the other agreement(s) concerning such Assets shall supersede and control the provisions and duties set forth herein.

17.4.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed in Minnesota.

17.5.   Assignment.  No party may assign any of its rights hereunder without the consent of the other, which consent shall not be unreasonably withheld.  The foregoing consent requirement does not apply if either party shall merge or consolidate with or sell substantially all of its assets to another corporation, provided that such other corporation shall assume without qualification or limitation all obligations of that party hereunder either by operation of law or by contract.

17.6.   Separability.  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.7.   No Third Party Rights.  In performing its services hereunder, Custodian is acting solely on behalf of Customer.  No agency, contractual or service relationship shall be deemed to be established hereby between Custodian and any other persons.

17.8.   Counterparts and Duplicates.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.  This Agreement and any administrative form under the Agreement may be proved either by a signed original or by a reproduced copy thereof (including, not by way of limitation, a microfiche copy or an electronic file copy).

17.9.   Shareholder Communications Act Authorization.  The Shareholder Communications Act of 1985, as amended, requires Custodian to make an effort to permit direct communications between a company that issues securities and the shareholder that exercises shareholder rights with respect to those securities.  Unless Customer specifically directs Custodian in writing not to release Customer’s name, address and security position to requesting companies, Custodian is required by law to disclose Customer’s name and address to such companies. Therefore the Customer hereby responds to the following question [no response will mean “yes”].  Does Customer authorize Custodian to provide its name, address and security position to requesting companies whose stock is owned in this Account?  ☒ Yes / ☐ No

17.10.   Customer’s Agent – Shareholder Rights.  Should Customer require that a designated agent for the Account, such as an investment advisor, be responsible for proxy voting and other special matters and shareholder rights as specified in Section 2.4, above, the Customer shall provide the name and address of that agent below.  Such agent shall be removed upon Custodian’s receipt of a written removal from Customer.  Customer may designate more than one agent to be responsible for separate sub-Accounts or investment accounts under this Agreement by providing a clear, written designation to that effect to Custodian. Custodian hereunder has no authority or responsibility with regard to proxy voting or any similar special matters.  Therefore, it may not be designated below unless it has separately agreed in writing to act as investment advisor for the Account.

Designated Agent:

Address:

Telephone Number:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date and year first above written.

SEI ALPHA STRATEGY		U.S. BANK NATIONAL
PORTFOLIOS, LP

By:	/s/ Sofia A. Rosala	By:	/s/ Michael R. McVoy
Name:	Sofia A. Rosala	Name:	Michael R. McVoy
Title:	Vice President	Title:	Vice President

Address:		Address:
One Freedom Valley Dr		U.S. Bank National Association
Institutional Custody Services
Oaks, PA 19456		2 Liberty Pl., 20th Fl.
Philadelphia Pa 19102
Attn:	Legal Department	Attn:	Mark Dillon

EXHIBIT A

Fund Names

Separate Accounts of SEI Alpha Strategy Portfolios, LP

Name of Account	Date Added

SEI LIBOR Plus Portfolio	July 19, 2007

EXHIBIT B

Fee Schedule at July, 2007

US Bank, National Association

SEI ALPHA STRATEGY PORTFOLIOS, LP

The breakpoints in this fee schedule are applied to the cumulative market value of all the SEI Trusts for which US Bank acts as custodian, rather than on a trust-by-trust basis.

Custody Administrative Fees:

.25  basis points in first $40 billion

.20  basis points on the next $5 billion

.15  basis points on the remainder

Security Lending Transaction Fees:

Total Transactions per Month:

$ 9.00	0 – 5,000
$ 8.00	5,001 – 10,000
$ 7.00	10,001 and greater

Transaction Fees:

$3.50 per transaction through Depository Trust Company.

$4.00 per transaction through Federal Reserve.

$30.00 per transaction for GIC contracts / physical securities.

$15.00 per option contract.

$4.00 per paydown on mortgage backed securities.

$3.50 per Fed wire charge on Repurchase Agreement collateral in / out.

$3.50 per incoming / outgoing wire transfers.

$5.50 per dividend reinvestment.

$4.00 per futures contracts.